Hannaford Bros. Co.
                                                    145 Pleasant Hill Road
                                                    Scarborough, ME  04074

                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 19, 1994

To the Shareholders:

    You are cordially invited to attend the Annual Meeting of Shareholders of HANNAFORD BROS. CO., a Maine corporation, which will be held at the offices of the Company, 145 Pleasant Hill Road, Scarborough, Maine, on Thursday, May 19, 1994, at 9:30 a.m. The purpose of the Meeting will be to consider and act upon the following:

    1. Election of four Class I Directors to serve until the Annual Meeting of Shareholders in 1997.

    2. Election of one Class II Director to serve until the Annual Meeting of Shareholders in 1995.

    3. Ratification of the appointment of Coopers & Lybrand as independent auditors of the Company for the fiscal year ending December 31, 1994.

    4. Such other business as may properly come before the Meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on March 21, 1994, as the record date for the determination of shareholders entitled to receive notice of, and vote at, the Meeting and any adjournment thereof.

                                        By order of the Board of Directors

                                           s/Peter B. Webster
                                                                     Clerk

Scarborough, Maine
April 1, 1994

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                               HANNAFORD BROS. CO.
                              145 PLEASANT HILL ROAD
                              SCARBOROUGH, ME  04074
                                   APRIL 1, 1994


                                  PROXY STATEMENT
                          ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 19, 1994


   The accompanying proxy is solicited by the Board of Directors of HANNAFORD BROS. CO. (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at the offices of the Company, 145 Pleasant Hill Road, Scarborough, Maine, at 9:30 a.m., on Thursday, May 19, 1994, and any adjournment thereof. When such proxy is properly executed and returned, the shares it represents will be voted at the Meeting in accordance with any directions noted thereon; or in the absence of specific directions as to any proposal, it will be voted in favor of each nominee and proposal identified below. Any shareholder giving a proxy has the power to revoke it at any time before it is voted. A proxy may be revoked by filing a written notice of revocation with an Assistant Secretary of the Company, by submitting a duly executed proxy bearing a later date or by revocation made in person at the Meeting.

    The proxy and this proxy statement are being mailed or delivered to shareholders on or about April 1, 1994.

VOTING SECURITIES OF THE COMPANY

    As of March 21, 1994, there were outstanding and entitled to vote 41,397,912 shares of Common Stock, par value $.75 per share. Each share of Common Stock is entitled to one vote. Only shareholders of record at the close of business on March 21, 1994, will be entitled to vote at the Meeting. The following were beneficial holders of more than 5% of the outstanding Common Stock of the Company at the close of business on March 21, 1994. Unless indicated to the contrary, the persons or parties shown as beneficial holders have the sole power to vote and dispose of the shares shown as owned by them.

                                       Amount and
                                       Nature of
      Name and Address                 Beneficial            Percent
    of Beneficial Holder               Ownership             of Class

Sobey Parties(1)                      10,556,228               25.50
115 King Street
Stellarton, Nova Scotia, Canada B0K 1S0

Sanford C. Bernstein & Co., Inc.(2)    2,126,017                5.14
767 Fifth Avenue
New York, New York  10153


(1) The Sobey Parties include Donald R. Sobey, David F. Sobey, Empire Company Limited, E.C.L. Investments Limited, the Pension Plan for Employees of Sobeys Inc., the Deferred Profit Sharing Plan for Eligible Employees of Sobeys Inc. and Pauljan Limited. The information regarding the ownership of the Sobey Parties is given in reliance on information contained in the Sobey Parties' latest Form 4 filing made on or about February 8, 1994 with the Securities and Exchange Commission.

(2) Sanford C. Bernstein & Co., Inc. is a broker-dealer. The shares are held for the account of discretionary clients who have the right to receive dividends from, and the proceeds of, any sale of these shares and the right to determine the voting of such shares. The information regarding the ownership by Sanford C. Bernstein & Co., Inc. is given in reliance on an amended Schedule 13G filed on or about February 11, 1994 by Sanford C. Bernstein & Co., Inc. with the Securities and Exchange Commission.

   The following table sets forth the beneficial ownership of Common Stock by each Director, each other nominee for election as a Director, the other executive officers named in the Summary Compensation Table on page 6, and all Directors and executive officers of the Company as a group, at the close of business on March 21, 1994. Except as otherwise indicated, each person owns less than 1% of the outstanding Common Stock.

                                         Shares of
                                        Common Stock             Percent of
         Name                        Beneficially Owned            Class
Directors/Nominees
     Bruce G. Allbright                      1,000

     William A. Andres                       2,000

     Robert D. Bolinder                      5,500

     Laurel Cutler                               0

     Hugh G. Farrington                    257,628(1)

     James W. Gogan                         21,600

     William D. Ireland, Jr.                11,765(2)

     Richard K. Lochridge                    1,000

     Claudine B. Malone                        200

     James L. Moody, Jr.                   400,739(3)

     Walter J. Salmon                      135,790(4)

     David F. Sobey                     10,556,228(5)                25.50

     Robert L. Strickland                        0

Other Named Executive Officers

     Norman E. Brackett                     36,478(6)

     Roger W. Hoyt                         111,109(7)

     Larry A. Plotkin                       56,080(8)

All Executive Officers and Directors
   as a Group                           11,689,445(9)                28.24

(1) Includes 51,776 shares that Mr. Farrington has the right to acquire within 60 days by exercise of stock options.

(2) Includes 6,805 shares owned by Mr. Ireland's wife.

(3) Includes 30,240 shares owned by Mr. Moody's wife. Also includes 92,637 shares that Mr. Moody has the right to acquire within 60 days by exercise of stock options.

(4) Includes 1,800 shares owned by Dr. Salmon's wife.

(5) David F. Sobey, because of business and family relationships, may be deemed to be the beneficial owner of some or all of 10,556,228 shares of Hannaford Common Stock held by the Sobey Parties. David F. Sobey expressly disclaims beneficial ownership of all except 35,178 of said shares (See "Voting Securities of the Company," Page 1).

(6) Includes 10,223 shares that Mr. Brackett has the right to acquire within 60 days by exercise of stock options.

(7) Includes 19,672 shares owned by Mr. Hoyt's wife. Also includes 17,256 shares that Mr. Hoyt has the right to acquire within 60 days by exercise of stock options.

(8) Includes 316 shares owned by Mr. Plotkin's children. Also includes 28,348 shares that Mr. Plotkin has the right to acquire within 60 days by exercise of stock options.

(9) Includes 58,833 shares owned by immediate family members.  Also includes
    258,833 shares that executive officers have the right to acquire within 60 days by exercise of stock options.

                                   ELECTION OF DIRECTORS

    The Articles of Incorporation of the Company provide for a Board of Directors of not fewer than seven nor more than eighteen members, as from time to time may be determined by resolution of the shareholders or the Directors. The Board of Directors is divided into three classes, each such class having a three-year term of office with the term of office of one such class expiring at the Annual Meeting of Shareholders each year. The term of the Class I Directors expires at the upcoming Meeting.

    The nominees for election as Class I Directors at this Meeting are Bruce
G. Allbright, William A. Andres, James W. Gogan and Claudine B. Malone, all of whom are the current Class I Directors. One Class II Director, William D. Ireland, Jr., is retiring from the Board effective May 19, 1994. He has reached the mandatory Director retirement age specified in the Articles of Incorporation. Robert L. Strickland is a nominee for election as a Class II Director at this meeting to replace Mr. Ireland.

    Ms. Malone and Messrs. Allbright, Andres, Gogan and Strickland have consented to serve as Directors if elected. Should any nominee become unavailable for election (which is not presently anticipated), the discretionary authority provided in the proxy may be exercised to vote for a substitute. No proxy may be voted for more than four nominees for Class I Directors nor more than one nominee as a Class II Director. Candidates receiving the greatest number of votes cast will be elected to the Board. (Abstentions and broker non-votes will not affect the tally of votes cast in the election. A "non-vote" occurs when a broker, or other fiduciary, holding shares for a beneficial owner votes on one proposal but lacks authority from such owner to vote on another proposal.)

    The following table sets forth for each Director or other nominee, his or her name, principal occupations or employment for at least the past five years, class of directorship, age on March 21, 1994 and year first elected a Director.

                           Principal Occupation                       Director
         Name              or Employment                          Age   Since

CLASS I (Term expires at this Annual Meeting)

Bruce G. Allbright(1)      Retired President, Dayton Hudson        65   1991
                           Corporation, Minneapolis, Minnesota

William A. Andres (2)      Retired Chairman of the Board and       67   1986
                           Chief Executive Officer, Dayton
                           Hudson Corporation, Minneapolis,
                           Minnesota

James W. Gogan (3)         President, Empire Company Limited,      55   1988
                           Stellarton, Nova Scotia (Holding
                           Company)

Claudine B. Malone(4)      President, Financial & Management       57   1991
                           Consulting, Inc., McLean, Virginia

CLASS II (Term expires at the 1995 Annual Meeting)

Hugh G. Farrington(5)      Chief Executive Officer since           49   1981
                           May 1992; President since 1984;
                           Executive Vice President
                           1981 to 1984; Senior Vice
                           President 1980 to 1981; Vice
                           President 1977 to 1980

William D. Ireland, Jr.    Trustee and Retired Chairman of         70   1971
(6) (Retiring May 19,      the Board, Bank of New England Corp.,
1994)                      Worcester, Massachusetts

Dr. Walter J. Salmon      Stanley Roth, Sr. Professor             63   1964
(7)                        of Retailing and Senior Associate
                           Dean for External Relations, Graduate
                           School of Business Administration,
                           Harvard University, Boston,
                           Massachusetts

David F. Sobey(8)          Chairman and Chief Executive            62   1981
                           Officer, Sobeys Inc., Stellarton,
                           Nova Scotia (Food Retailer)

Robert L. Strickland(9)    Chairman of the Board, Lowe's           63    --
(nominee for election)     Companies, Inc., Winston-Salem,
                           North Carolina

CLASS III (Term expires at the 1996 Annual Meeting)

Robert D. Bolinder(10)     Executive Vice President of Corporate   62   1984
                           Planning and Development, Smith's Food
                           and Drug Centers, Inc., Salt Lake City,
                           Utah; President, Robert D. Bolinder
                           Associates, Management Consultants;
                           formerly Chief Financial and Administra-tive Officer and Vice Chairman of the Board, Albertsons, Inc., Boise, Idaho

Laurel Cutler(11)          Vice-Chairman and Worldwide Director    67   1993
                           of Marketing Planning of FCB/Leber
                           Katz Partners, New York, New York

Richard K. Lochridge(12)   President and Chief Executive Officer,  50   1993
                           Lochridge & Company, Inc. (Management
                           Consulting), Boston, Massachusetts

James L. Moody, Jr.        Chairman of the Board since 1984;       62   1967
(13)                       Chief Executive Officer from 1973 to May
                           1992; President 1971 to 1984



 (1) Mr. Allbright is Chairperson of the Investment Committee of the Board. He is also a Director of TCF Financial; G & K Services; Sportstown, Inc.; Player's Club International; Rose's Stores; Noma Industries Ltd.; and Shopko, Inc.
 (2) Mr. Andres is Chairperson of the Human Resources Committee of the Board. He is also a Director of Jostens; International Multifoods; Lowe's Companies, Inc.; and Scott Paper Company.
 (3) Mr. Gogan is a member of the Audit Committee of the Board. He is a Director of Crombie Insurance (U.K.) Limited; Barclays Bank of Canada; Lawton's Drug Stores Limited; Halifax Developments Limited; Sobeys Inc.; Empire Company Limited; Wajax Limited; and Atlantic Shopping Centres Limited.
 (4) Ms. Malone is Chairperson of the Audit Committee of the Board. She is also a Director of Hasbro, Inc.; Houghton Mifflin Company; The Limited, Inc.; Scott Paper Company; Union Pacific Corporation; Dell Computer Corporation; and IMCERA Group, Inc. She is a Trustee of the

      Massachusetts Institute of Technology and The Dana Farber Cancer Institute and is Deputy Chairman of the Federal Reserve Bank of Richmond.
 (5)  Mr. Farrington is a member of the Executive Committee of the Board.
 (6) Mr. Ireland is a member of the Executive Committee, the Audit Committee and the Investment Committee of the Board. He is also a Director or Trustee of several of the Colonial Group of Mutual Funds.
 (7) Dr. Salmon is Chairperson of the Executive Committee of the Board and a member of the Human Resources Committee. He is also a Director of Luby's Cafeterias, Inc.; Circuit City, Inc.; Telxon Corp.; Neiman Marcus Group, Inc.; The Quaker Oats Company; and Promus, Inc.
 (8) Mr. Sobey is a member of the Executive Committee of the Board. He is also a Director of Atlantic Shopping Centres Limited; Dominion Textile Inc.; Empire Company Limited; Univa; Sobeys Inc.; T.R.A. Foods Limited; CHC Helicopter Corporation; Lumsden Brothers Limited; and Versa Services Limited.
 (9) Mr. Strickland is a Director of Summit Communications; and T. Rowe Price Associates, Inc.
(10) Mr. Bolinder is a member of the Human Resources Committee of the Board. He is also a Director of Idaho Power Company; and Smith's Food and Drug Centers, Inc.
(11) Ms. Cutler is a member of the Investment Committee of the Board. She is also a Director of Foote, Cone & Belding Communications.
(12)  Mr. Lochridge is a Director of Scott Paper Company; and Dynatech
      Corporation.
(13) Mr. Moody is a member of the Executive Committee of the Board. He is also a Director of Penobscot Shoe Co.; Sobeys Inc.; Hill's Stores Company; UNUM Corporation; IDEXX Laboratories, Inc.; and a Trustee of the Colonial Group of Mutual Funds.

                            INFORMATION CONCERNING THE BOARD OF
                               DIRECTORS AND BOARD COMMITTEES


MEETINGS

    During 1993 the Board of Directors of the Company held eight meetings. Each Director attended 75% or more of the total Board and Committee meetings he or she was eligible to attend in 1993.


COMMITTEES

    The Company has an Audit Committee, Human Resources Committee, Investment Committee and an Executive Committee elected by the Board of Directors from its members.

    The Audit Committee is made up of non-management members of the Board. Its function is to oversee the work of the Company's internal and external auditors and to assure the existence of an effective accounting and internal control system. The Committee met on five occasions during 1993.

    The Human Resources Committee, formerly known as the Compensation Committee, is also made up of non-management members of the Board. It reviews the compensation of the Directors and senior executives and makes recommendations to the Board with regard to proposed changes in the various compensation programs and, in certain instances, has the authority to directly amend various benefit plans. The Human Resources Committee has broad discretion over the administration of various compensation plans of the Company. The Human Resources Committee met on nine occasions during 1993.

    The Company has no standing Nominating Committee. The Board has directed that the Human Resources Committee shall be responsible for nominating members of the Board of Directors. The Committee met on three occasions for this purpose during 1993.

    The Human Resources Committee will consider recommendations from shareholders for future nominees for Directorships. Consideration of an individual recommended will be made on the basis of his or her qualifications and the long-range objectives of the Company. See "Shareholder Proposals and Nominations" at page 17 below for a description of procedures by which a shareholder may nominate one or more candidates for election to the Board.

    The Investment Committee is made up of non-management members of the Board. It serves as the named fiduciary responsible for the investment of assets of the Company's RETIREMENT PLAN and SAVINGS AND INVESTMENT PLAN. The Committee met on five occasions during 1993.

    The Executive Committee consists of management and non-management members of the Board. Its primary function is to act on behalf of the Board at times when it is impractical to call a special meeting of the entire Board. The powers of the Executive Committee are limited by the By laws of the Company and by applicable Maine law. For example, the Committee is not permitted to amend the Articles of Incorporation or By laws of the Company or to adopt any plan of merger or consolidation on behalf of the Board. Pursuant to an amended Standstill Agreement, the Sobey Parties are entitled to designate one member of the Executive Committee. See "Agreement with Sobey Parties," page
16.  The Committee did not meet during 1993.

DIRECTORS' COMPENSATION

    Each non-management Director is paid an annual retainer of $18,000 for services as a Director. Non-management Directors (other than Dr. Walter J. Salmon) receive fees of $1,000 for each Board meeting attended and $1,000 for each committee meeting attended. Committee Chairpersons receive an additional annual retainer of $2,500 for such services. James L. Moody, Jr. has a compensation arrangement with the Company that covers, among other things, his Board-related activities. See page 11 below. Hugh G. Farrington (the only management member of the Board other than Mr. Moody) receives no additional compensation for his services as a Director. All Directors are reimbursed for any out-of-pocket expenses incurred in attending Board and committee meetings.

    In addition to his annual retainer of $18,000 and his $2,500 annual retainer as Chairman of the Executive Committee, Dr. Salmon receives $26,000, per year which covers his Board and committee meeting attendance fees and additional consulting services.

    In 1991 the Company's shareholders approved the adoption of a Retirement Plan for Outside Directors. In order to attract and retain independent Directors of superior ability, the Plan offers non-management Directors a potential source of retirement income tied to the long-term performance of the Company as measured by the price of its Common Stock. The Plan is thereby intended to further align the interests of the Directors and the shareholders.

    Under that Plan, each non-management Director is credited annually with a specified number of "performance shares," whose value will be determined over a five-year "performance period." (In the event that a Director retires from the Board of Directors before age 70, other than in the case of death or disability, the performance period for each outstanding award will terminate as of the date of retirement.) At the end of the performance period for a given award, the number of performance shares is multiplied by the increase (if any) in the trading price of the Common Stock over such period. The resulting figure (in dollars) is then credited to a deferral account for the Director, where it is treated as if it were invested in Common Stock of the Company (receiving adjustment for dividends paid on such stock and changes in the trading price of the stock). Generally, amounts credited to a Director's deferral account will be paid to her or him in a lump sum or in monthly installments over a period not to exceed 10 years. Payments may not begin until the Director retires from the Board or reaches age 70, whichever is later. All payments from the Plan are made in cash.

    In 1993 each non-management Director received an award under the Plan equal to 1,700 performance shares. As described above, the ultimate value of such performance shares to these Directors will vary depending upon the future market price of the Company's Common Stock.

                                                     COMPENSATION OF EXECUTIVE OFFICERS

                                                                   SUMMARY COMPENSATION TABLE


The following table provides information concerning compensation paid to the named executive officers for the past three years.


                                                                                   Long Term
                                                                                  Compensation
                                                    Annual Compensation      Awards       Payouts
Name and                                                                   Securities      LTIP        All Other
Principal                                         Salary(1)      Bonus(2)    Underlying  Payouts(3)  Compensation(4)
Position                        Year                 ($)           ($)      Options (#)     ($)           ($)
Hugh G. Farrington              1993               338,000       253,500      15,640      176,892        4,682
 President and                  1992               312,148       206,182      15,204      110,570        4,387
 Chief Executive Officer(5)     1991               267,000       194,583      12,046      205,100        4,120

James L. Moody, Jr.             1993               234,000       175,500      10,652      194,080        3,932
 Chairman of the Board(5)       1992               279,565       184,660      10,077      132,788        4,178
                                1991               336,000       244,868      15,906      257,515        4,637

Roger W. Hoyt                   1993               177,500        71,000       5,124       47,918        3,104
 Group Vice President,          1992               176,939        61,262       4,694       29,112        2,984
 Retail Operations              1991               164,000        64,602       4,790       54,317        2,867

Larry A. Plotkin                1993               167,900        67,160       4,360       44,892        2,992
 Senior Vice President,         1992               166,135        58,533       4,464       26,987        2,851
 Development & Planning         1991               156,750        60,933       4,558       49,090        2,741

Norman E. Brackett              1993               163,400        65,360       4,944       38,202        2,894
 Senior Vice President &        1992               135,965        47,904       3,845       22,425        2,333
 Chief Financial Officer        1991               128,200        49,835       3,906       41,029        2,242


(1)  Includes amounts deferred under the SAVINGS AND INVESTMENT PLAN or DEFERRED COMPENSATION PLAN and amounts withheld to purchase stock under the 1982 EMPLOYEE STOCK PURCHASE PLAN.
(2)  Reflects performance-based payments under the ANNUAL INCENTIVE PLAN, including amounts deferred under the DEFERRED
     COMPENSATION PLAN.
(3)  Reflects payouts under the LONG TERM INCENTIVE PLAN for the five-year award period ending in the stated year.
(4)  Reflects Company matching contributions allocated to each officer's account under the SAVINGS AND INVESTMENT PLAN.
(5)  Mr. Farrington has served as Chief Executive Officer of the Company since May 14, 1992.  This position was held by
     Mr. Moody prior to such date.

                                                                OPTION GRANTS IN LAST FISCAL YEAR


The following table provides information on option grants to the named executive officers during the past year.  No stock appreciation rights ("SARs" ) were granted during this period.

                                    Individual Grants(1)
                        Number of
                        Securities     % of Total                                 Potential Realizable Value
                        Underlying      Options                                   at Assumed Annual Rates of
                         Options       Granted to     Exercise or                Stock Price Appreciation for       Grant Date
                         Granted      Employees in    Base Price     Expiration        Option Term ($)               Present
       Name                (#)        Fiscal year      ($/Share)        Date        0%        5%            10%      Value(2)
Hugh G. Farrington        15,640          6.3%           22.25        05/19/03      0      218,866        554,657    174,869

James L. Moody, Jr.       10,652          4.3%           22.25        05/19/03      0      149,064        377,763    119,099

Roger W. Hoyt              5,124          2.1%           22.25        05/19/03      0       71,705        181,718     57,291

Larry A. Plotkin           4,360          1.8%           22.25        05/19/93      0       61,014        154,623     48,749

Norman E. Brackett         4,944          2.0%           22.25        05/19/93      0       69,186        175,334     55,278

All Optionees            247,504        100.0%           22.25        05/19/03      0    3,463,571      8,777,482  2,767,319

All Shareholders(3)        N/A           N/A              N/A           N/A         0  574,655,424  1,456,308,414     N/A

(1)  All options were granted under the 1988 STOCK PLAN at 100% of market price at the date of grant.  All options are fully exercisable two years after grant (with half becoming exercisable one year after grant).  The exercise price may be paid in cash or by surrender of currently owned Common Stock (valued at 100% of market price).  Payment in shares entitles the holder to the grant of a "reload" option for that number of shares.  The reload option has an exercise price equal to
     100% of market price at the date of grant, generally becomes exercisable one year after grant, and carries the same expiration date as the original option.
(2)  Computed under the Black-Scholes method based on a ten-year option term and assuming an interest rate of 7.5%, annual dividend yield of 1.3% and volatility of .3136%.
(3)  Potential realizable value for "All Shareholders" is computed through the relevant ten-year period on all shares of
     Common Stock outstanding on May 19, 1993 (the grant date of the 1993 options), based upon the market price of the Common
     Stock on that date ($22.25 per share).

                                                      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                                                  FISCAL YEAR-END OPTION VALUES



The following table provides information on option exercises by the named executive officers during the past year and the value of such officers' unexercised options at January 1, 1994, the last day of the Company's fiscal year.  No SARs were outstanding during this period.

                                                                             Number of                  Value of
                                                                       Securities Underlying           Unexercised
                                                                        Unexercised Options            In-the-Money
                           Shares Acquired            Value                 at FY-End (#)          Options at FY-End ($)(2)
       Name                on Exercise (#)      Realized(1) ($)    Exercisable   Unexercisable    Exercisable   Unexercisable
Hugh G. Farrington             15,020               89,744            36,354         23,242          92,131           0

James L. Moody, Jr.                 0                    0            82,236         15,691         459,738           0

Roger W. Hoyt                       0                    0            12,347          7,471          14,002           0

Larry A. Plotkin                3,570               50,091            23,936          6,592         136,711           0

Norman E. Brackett              1,888                7,434             5,828          6,867               0           0


(1)  Amounts in this column reflect the closing market price of the Company's Common Stock at the date of exercise, minus the exercise price of the option.  All options were granted as Incentive Stock Options under the 1985 INCENTIVE STOCK OPTION
     PLAN or the 1988 STOCK PLAN at 100% of the market price on the date of grant.
(2)  Amounts in this column reflect the closing market price of the Company's Common Stock on December 31, 1993 ($21.50),
     minus the exercise price of the option.  All options were granted at 100% of market price on the date of grant.  The term
     "in-the-money" refers to options having an exercise price less than the relevant market price.

                                                      LONG TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR

The following table provides information on long term incentive awards granted during 1993 to the named executive officers.
All awards were granted under the 1993 LONG TERM INCENTIVE PLAN and cover the three-year performance period beginning in 1993.

                                                                     Performance or               Estimated Future Payouts
                                        Number of Shares,             Other Period          Under Non-Stock Price-Based Plans
                                         Units or Other              Until Maturation     Threshold(2)    Target(2)   Maximum(2)
       Name                              Rights(1) (#)                  or Payout             $              $           $
Hugh G. Farrington                 15% of Cash Compensation              Fiscal               0           254,907     382,361
                                     for the Next 3 Years               1993-1995

James L. Moody, Jr.                15% of Cash Compensation              Fiscal               0           182,736     274,104
                                     for the Next 3 Years               1993-1995

Roger W. Hoyt                       9% of Cash Compensation              Fiscal               0            72,327     108,491
                                     for the Next 3 Years               1993-1995

Larry A. Plotkin                    9% of Cash Compensation              Fiscal               0            66,337      99,506
                                     for the Next 3 Years               1993-1995

Norman E. Brackett                  9% of Cash Compensation              Fiscal               0            65,682      98,523
                                     for the Next 3 Years               1993-1995


(1)  The 1993 Plan provides for a "basic award" equal to a specified percentage of the employee's salary and annual incentive compensation over a three-year award period.  The "actual award" subject to payout is generally determined by multiplying the basic award by a fraction, the numerator of which is the difference between the actual after-tax cumulative earnings per share over the three-year period and the low performance goal for that period, and the denominator of which is the difference between the high and low cumulative earnings per share goals set by the committee at the start of the period.
     The non-management Directors may increase or decrease an employee's payout if they determine his or her performance to be inconsistent with the amount of the award and further may adjust reported earnings per share for extraordinary or unusual items of gain or loss.
(2)  "Threshold" and "Target" refer, respectively, to the low and high performance goals for the three-year period beginning in 1993.  Subject to possible adjustment by the non-management Directors as described above, (i) there will be no payout if earnings per share do not exceed the low goal, (ii) the payout will equal 100% of the target if earnings per share equal the high goal, (iii) the payout will be a prorated amount of the target if earnings per share fall between the high and low goals, and (iv) the payout will similarly be prorated (though not to exceed 150% of the target) if earnings per share exceed the high goal.  Since the actual award is a function of future compensation paid over three years, the amount of a potential award cannot presently be accurately determined.  The amounts set forth under Target and Maximum are for illustrative purposes only and are computed on the assumptions that (i) cash compensation for each officer during the award period increases by 4% per year and (ii) the Company meets or exceeds the high performance goal.

                                        PENSION PLAN TABLES

    The following tables set forth aggregate estimated annual benefits payable upon retirement to employees under the RETIREMENT PLAN and the SUPPLEMENTAL
EXECUTIVE RETIREMENT PLAN, assuming various salary levels and various years of service. Table I reflects benefits computed on the basis of a defined benefit covered compensation formula adopted last year but effective as of January 1, 1989. Table II reflects benefits computed on the basis of the defined benefit social security offset formula in effect before that date. Only executives who had reached age 50 by January 1, 1989 and who met certain other conditions as of that date are entitled to benefits under the prior formula. The benefits of Messrs. Farrington, Plotkin and Brackett would be computed under Table I, and the benefits of Messrs. Moody and Hoyt would be computed under Table II.

          Table I:  Defined Benefit Covered Compensation Formula

                                     Years of Service
Remuneration        15      20       25       30       35       40        45

$  50,000        9,547  12,728   15,910   19,092   19,092   19,092    19,092
  100,000       20,797  27,728   34,661   41,593   41,593   41,593    41,593
  150,000       32,042  42,728   53,411   64,093   64,093   64,093    64,093
  200,000       43,297  57,728   72,161   86,593   86,593   86,593    86,593
  250,000       54,547  72,728   90,911  109,093  109,093  109,093   109,093
  300,000       65,797  87,728  109,661  131,593  131,593  131,593   131,593
  350,000       77,047 102,728  128,411  154,093  154,093  154,093   154,093
  400,000       88,297 117,728  147,161  176,593  176,593  176,593   176,593




          Table II:  Defined Benefit Social Security Offset Formula

                                     Years of Service

Remuneration        15      20       25       30       35       40       45

$  50,000        9,125  12,167   15,208   18,250   18,250   20,000   22,500
  100,000       21,625  28,833   36,042   43,250   43,250   47,404   52,404
  150,000       34,125  45,500   56,875   68,250   68,250   74,904   82,404
  200,000       46,625  62,167   77,708   93,250   93,250  102,404  112,404
  250,000       59,125  78,833   98,542  118,250  118,250  129,904  142,404
  300,000       71,625  95,500  119,375  143,250  143,250  157,404  172,404
  350,000       84,125 112,167  140,208  168,250  168,250  184,904  202,404
  400,000       96,625 128,833  161,042  193,250  193,250  212,404  232,404

    Benefits under either Table are calculated on the basis of (i) the participant's years of service (as defined) and (ii) his or her annual covered compensation averaged over the 60 months preceding his or her retirement date. (As described at page 11 below, Mr. Moody's, Mr. Hoyt's and Mr. Brackett's benefits are subject to further adjustment under agreements with the Company.) For the named executive officers, covered compensation excludes incentive compensation and is substantially identical to compensation reflected in the "Salary" column of the Summary Compensation Table. The present years of service for the named executive officers are as follows: Mr. Farrington 24 years, Mr. Moody 33 years, Mr. Hoyt 21 years, Mr. Plotkin 21 years and Mr. Brackett 19 years.

    Benefits shown in Table I are based on the assumption that payments are made in the form of a straight life annuity. Benefits shown in Table II assume that payments are made in the form of a life annuity with 60 monthly payments guaranteed. For the named executive officers (and other participants in the Supplemental Plan), the listed benefits are not subject to deduction for Social Security or other offset amounts.

                       OTHER CONTRACTS WITH EXECUTIVE OFFICERS

    Set forth below is a summary of other employment-related contracts with the executive officers named in the Summary Compensation Table.

EMPLOYMENT CONTINUITY AGREEMENTS

    The Company has Employment Continuity Agreements with each of the named executive officers.

    The Agreements for Messrs. Moody and Farrington are similar. If within 12 months following a change in control, the Company terminates the employment of Mr. Moody or Mr. Farrington, other than for good cause (as defined in the agreement), or Mr. Moody or Mr. Farrington voluntarily terminates employment for good reason (as defined), he is entitled to a cash payment equal to (i) 300% of his annual base salary in effect on the date of the change in control and (ii) 300% of the award he would have received for the year in which such termination occurs, pursuant to the HANNAFORD BROS. CO. ANNUAL INCENTIVE PLAN, assuming for such year that actual profit will equal budgeted profit (as those terms are defined in the plan) and that the officer would have received an individual performance award under the plan in an amount equal to 50% of his company performance award. In addition, each is entitled to continued participation in the Company's insurance and certain employee benefit plans (excluding the RETIREMENT PLAN and the SAVINGS AND INVESTMENT PLAN) for a period of 36 months following termination of employment. Further, upon such termination, each is entitled to exercise, in full, all options granted under the Company's 1985 INCENTIVE STOCK OPTION PLAN, and to acceleration of payments under the DEFERRED COMPENSATION PLAN. Upon such termination, each is also entitled to such benefits and rights as are provided under the Company's 1988 STOCK PLAN, 1980 AND 1993 LONG TERM INCENTIVE PLANS and SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. For purposes of calculating any benefit payable with respect to either under the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, the number of his years of service is increased by three. In the event either voluntarily terminates his employment without good reason (as defined) within six months following a change in control, he is entitled to receive the benefits described above, adjusted as follows: (i) the amount of the cash payment is reduced to 200% of annual base salary and 200% of the ANNUAL INCENTIVE PLAN award, (ii) participation in the Company's insurance and certain employee benefit plans is continued for a period of 24 months following termination, and (iii) the number of years of service under the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN is increased by two. The foregoing benefits with respect to Mr. Moody have been supplemented somewhat under a certain agreement dated February 11, 1991, which is described below.

    For the other named executive officers, if within 12 months following a change in control, the Company terminates the employment of the officer, other than for good cause (as defined), or the officer voluntarily terminates employment for good reason (as defined), such officer is entitled to a cash payment, within thirty days of such termination, equal to (i) 200% of his annual base salary in effect on the date of the change in control and (ii) 200% of the unadjusted basic award he or she would have received for the year in which such termination occurs, pursuant to the HANNAFORD BROS. CO. ANNUAL INCENTIVE PLAN, assuming for such year that actual profit will equal budgeted profit (as those terms are defined in the plan) and that the Officer would have received an individual performance award under the plan in an amount equal to 50% of his or her company performance award. In addition, such officer is entitled to continued participation in the Company's insurance and certain employee benefit plans (excluding the RETIREMENT PLAN and the SAVINGS AND INVESTMENT PLAN) for a period of 24 months following termination of employment. Further, upon such termination, such officer is entitled to the same exercise of options and acceleration of payments and awards as are provided under the agreements for Messrs. Moody and Farrington. Upon such termination, such officer is also entitled to such benefits and rights as are provided under the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. For purposes of calculating any benefit payable with respect to such officer under the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, the number of his years of service is increased by two. In the event the officer voluntarily terminates employment without good reason (as defined) within six months following a change in control, such officer is entitled to receive the benefits described above, adjusted as follows: (i) the amount of the cash payment is reduced to 100% of the officer's annual base salary and 100% of the ANNUAL INCENTIVE PLAN award;
(ii) participation in the Company's insurance and certain employee benefit plans is continued for a period of 12 months following termination; and (iii) the number of years of service under the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN is increased by one.

    Under these agreements, a "change in control" is defined to include (i) the acquisition of 27% or more of the Company's voting stock by any party;
(ii) Hannaford's ceasing to be a publicly-held company; (iii) the number of outside directors constituting less than a majority of the board of directors within any 25-month period; (iv) the Company's shareholders approving any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property (other than a merger or consolidation in which the holders of Common Stock immediately prior to the merger or consolidation have substantially the same proportionate ownership and voting control of the surviving corporation immediately after the merger or consolidation); or (v) the Company's shareholders approve any sale, lease, exchange, liquidation or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company. The agreements prohibit the payment of an amount that would cause any portion of the amounts payable under the agreements to be non-deductible under Section 280G of the Internal Revenue Code.

    The Board of Directors has authorized the creation of a separate trust to secure the payment of benefits under the Employment Continuity Agreements and the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN in the event that the Company were to undergo a change in control. Upon the occurrence of an event deemed to be a change in control (as described above), the Company will be required to place sufficient assets in the trust to cover its payment obligations under such Agreements and such Plan. These trust assets will, however, remain subject to the claims of other creditors of the Company. If and to the extent that trust assets are insufficient to meet the Company's obligations under the Employment Continuity Agreements and the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, the Company will be required to pay such benefits from its general assets.

    If within 12 months following a change in control, the Company were to terminate the employment of Messrs. Moody, Farrington, Hoyt, Plotkin and Brackett, other than for good cause (as defined), or Messrs. Moody, Farrington, Hoyt, Plotkin and Brackett voluntarily terminate employment with good reason (as defined), the Employment Continuity Agreements would provide for cash severance payments of $1,105,650, $1,597,500, $553,800, $523,800 and
$535,200, respectively, based on the current annual base salaries and basic awards for each of those executive officers.

AGREEMENT WITH MR. MOODY

    Pursuant to an Agreement dated as of February 11, 1991, Mr. Moody agreed that when he ceased to serve in the capacity of Chief Executive Officer of the Company, which took place on May 14, 1992, he (i) would remain employed with the Company on a reduced schedule through the date of the Annual Shareholders Meeting in 1997 and (ii) would not accept employment with, or otherwise provide services to, any entity that the Hannaford Board of Directors determines to be in competition with the Company in its existing trading areas. The Agreement provides that during this period, Mr. Moody would receive salary at the initial base rate of $225,000 per year (as compared to his salary of $336,000 per year immediately prior to the transition), subject to later adjustment consistent with adjustments to the salaries of other corporate officers of the Company. Solely for purposes of the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, Mr. Moody is credited with additional salary equal to the difference between (i) his actual salary multiplied by $336,000/$225,000, and (ii) his actual salary. The Agreement also provides for continued participation by Mr. Moody in various employee benefit plans, and for receipt of vacation benefits and other perquisites of employment.

AGREEMENT WITH MR. HOYT

    Mr. Hoyt has served as head of supermarket operations since 1971. In order to assure Mr. Hoyt's continued employment with the Company for a mutually agreeable period, not to extend past July 1, 1994, the Company by agreement dated September 9, 1992, has agreed to pay Mr. Hoyt a supplemental pension benefit in the amount of $99,041. It is intended that such payment will be made through the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Company has also agreed in principle to provide Mr. Hoyt with insurance coverage comparable to that offered in 1992 to other retiring executives. The manner of providing this insurance coverage, and the resulting cost to the Company, has yet to be determined.


AGREEMENT WITH MR. BRACKETT

    Mr. Brackett has served as head of management services since 1974. In order to assure Mr. Brackett's continued employment with the Company for a mutually agreeable period, not to extend past December 31, 1995, the Company by agreement dated September 9, 1992, has agreed to pay Mr. Brackett a supplemental pension benefit in the amount of $83,503. It is intended that such payment will be made through the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Company has also agreed in principle to provide Mr. Brackett with insurance coverage comparable to that offered in 1992 to other retiring executives. The manner of providing this insurance coverage, and the resulting cost to the Company, has yet to be determined.

                            HUMAN RESOURCES COMMITTEE REPORT ON
                                  EXECUTIVE COMPENSATION

CORPORATE GOVERNANCE

    Executive compensation at Hannaford Bros. Co. is administered by the Human Resources Committee under principles and plans approved by the Board of Directors. The Committee, whose members are listed below, is composed entirely of non-employee Directors. The Committee reviews and approves all compensation arrangements for executive officers, including cash compensation, stock grants, employment/severance agreements and special benefits where applicable. Actions of the Committee are periodically reported to, and in appropriate cases ratified by, the Board. Consistent with applicable laws and regulations, several of the compensation plans administered by the Committee have been expressly approved by the Company's shareholders.

    The Committee reviews the performance of the Chief Executive Officer on at least an annual basis. In setting executive compensation for the CEO and other senior officers, the Committee seeks to ensure that compensation is based on evaluations and judgments of performance (individual, Company and business unit where applicable), is competitive in the marketplace in which the Company competes for executives, and is aligned with business strategies and shareholder interests. The Committee retains independent consultants for advice on compensation matters and information on competitive practices. In exercising its judgment on compensation matters, the Committee also considers recommendations from management and the Board.

COMPENSATION PHILOSOPHY AND STRUCTURE

    Overall, the same principles that govern the compensation of other salaried associates apply to the compensation of the Company's executives. Within this framework, the Committee believes that (a) executives should have a greater portion of their compensation at risk than other associates, (b) a significant portion of the executives' compensation should be tied to measures of performance of the business as a whole, (c) in addition to rewards for annual results, executives should be rewarded for achieving sustained long-term results consistent with Company goals set by the Board in its business planning process, (d) the interests of executives should be linked to those of shareholders through the risks and rewards of Company stock ownership and options, and (e) special benefits and perquisites for management should be minimized and based on business necessity. To this end, executive compensation is composed primarily of the following major elements: base salaries, annual incentives, stock options and other long-term incentives, and retirement benefits. The Committee reviews the Company's compensation practices annually.

    The Company sets compensation at levels it deems appropriate to attract and retain high quality individuals. It uses surveys as a competitive reference but does not determine its compensation practices according to surveys alone. Surveys contain data on a variety of food industry and other retail companies and are not tailored specifically for Hannaford. Therefore, the companies included in the surveys do not necessarily match the companies included in the stock price performance graph shown on page 15. As an additional reference, the Committee reviews a report each year comparing the executive pay levels and financial performance for the previous year for companies in the stock performance graph with comparable figures at Hannaford.

    In determining appropriate salary levels, the Committee considers the entire compensation package because it strives to maintain a significant portion of compensation at risk. Base salaries for executives and other salaried associates are established within salary ranges that reflect the skills required and scope of responsibility for each position. The ranges are determined through competitive analyses and may be adjusted from year to year following a review of market data. Salary increases are based on individual contribution and competitive remuneration. Overall, 1993 base salary levels corresponded to approximately the 50th percentile of survey companies and the mid-point of salary ranges.

    The Committee pays annual incentives to executives through the ANNUAL INCENTIVE PLAN. Incentive awards are earned based on achievement of annual goals set by the Board. The goals are stated in terms of net income relative to annual profit objectives established by the Board of Directors.
Individuals are assigned target awards expressed as a percentage of salary. The target awards for 1993 represent levels used for several years. Actual awards range from 0 - 125% of target depending upon overall company performance against the goal. No awards are earned, however, unless the Company attains at least 85% of the performance goal. Annual incentive awards are paid in cash to recipients after the close of the fiscal year. Although the Board can increase or decrease the payout to any participant if it determines that the actual award is inconsistent with the individual's performance, such adjustments have not been made for any named executive officer in the last three fiscal years.

    The Committee views stock options as an effective way to link the interests of associates with those of shareholders. The Committee grants stock options annually to executives and other salaried associates under the 1988 STOCK PLAN. These grants are based on guidelines adopted by the Committee and expressed as a percentage of salary. Grant levels are compared each year to current surveys published by compensation consultants to ensure they are competitive. Together with salary and short and long term incentive plan awards, stock options are designed to produce an overall competitive pay package. Stock option grants for 1993 represent levels used for several years. If the Company achieves its short and long term goals, long term incentive plan awards and stock options are intended to comprise one-half of the CEO's and Chairman's compensation and one-third of other senior officers' compensation. Because the grants are regarded as part of a comprehensive and competitive annual compensation program, the Committee does not take into account grants made in prior years when making new grants. In addition to awarding stock options to executives, the Committee has extended stock options in recent years to key managers, including store managers. The award of options to store managers demonstrates the conviction of management and the Board that operating excellent stores is critical to the success of the Company and that store managers serve a major role in achieving that objective.

    Other long term incentives are presently provided through the 1993 LONG TERM INCENTIVE PLAN, which is designed to reward senior executives for sustained earnings growth. Under this Plan, each year the Committee sets high and low performance goals for growth in earnings per share (EPS) over a designated award period, currently three years. The Committee changed the award period from five to three years beginning with the 1993 grants to reflect a corresponding shift in the Company's strategic planning cycle. The Committee also designates a "basic award", expressed as a percentage of salary plus annual cash incentive earned during that period. Basic awards for 1993 represent levels used for several years, adjusted for the change to a three year award period. If the Company meets the high performance goal, the actual award equals the basic award. If earnings per share are less than or equal to the low goal, the actual award is zero. A participant's actual award is determined by multiplying his or her basic award by a fraction, the numerator of which is the positive difference between actual EPS for the three years and the low performance goal, and the denominator of which is the difference between the high and low performance goals set by the Committee. Thus, if performance exceeds the high performance goal, the actual award may exceed the basic award, up to a Committee-imposed maximum of 150% of the basic award. It is the Committee's current practice to pay approximately 50% of each award earned in the form of Company stock which must be held for three years. The balance of the award is paid in cash to meet income tax withholding requirements. Although the Board can increase or decrease the payout to any participant if it determines that the actual award is inconsistent with the individual's performance, such adjustments have not been made for any named executive officer in the last three fiscal years.

    Executives receive pension benefits under the same tax-qualified plan (the EMPLOYEES' RETIREMENT PLAN) available to other salaried associates of the Company. Current tax law imposes limits on pension benefits payable to executives from tax qualified plans. The Company therefore maintains a non-qualified SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN to preserve the benefits that would otherwise be lost under the qualified plan. The amount of benefits payable under the supplemental plan equals the amount that would be payable under the Company's qualified plan if there were no limits in place, offset by the amount actually paid under the qualified plan.

    The Company maintains a number of other broad-based employee benefit plans in which salaried associates, including executives, are entitled to participate. Examples of such plans include the SAVINGS AND INVESTMENT PLAN (401(k) Plan), the 1982 EMPLOYEE STOCK PURCHASE PLAN, and the Company's health and welfare benefit plans.

    Legislation enacted in 1993 imposes new limits on the tax deductibility of executive compensation. The Committee's policy is to maximize the tax deductibility of executive compensation to the extent consistent with its responsibility to effectively compensation executives based on performance. The Committee is currently considering changes to qualify awards under the 1988 Stock Plan and the 1993 Long Term Incentive Plan as performance-based under proposed regulations.

COMPENSATION ACTIONS IN 1993 AND RELATION TO COMPANY PERFORMANCE

    Hugh G. Farrington, President, received a 4% increase in salary to $338,000 per year, effective January 1, 1993. The increase was based upon

1) a review of competitive data, 2) the state of the regional economy, 3) his performance, 4) the desired mix of salary, short term and long term compensation and 5) the merit increase program for executives and other salaried associates. While no particular weight was assigned to any one factor, the 4% increase represented a balance between the projected salary increases for CEOs nationally and the performance of the regional economy.

    Mr. Farrington's target annual incentive for 1993 was 75% of his salary. This has been the established target for the Company's CEO over the past several years. The Company performed well in 1993 achieving 100% of its net income goal. Consequently, Mr. Farrington received an annual incentive payment of $253,500.

    Mr. Farrington's annual cash compensation for 1993 (the sum of salary and annual incentive) was $591,500. This represents a 14.1% increase over 1992 and reflects the fact that Mr. Farrington served as Chief Executive Officer for all of 1993 and only seven months of 1992. By way of comparison, the Company's reported net income and earnings per share increased by 14.8% and 13.2%, respectively, over 1992.

    Mr. Farrington received a long term incentive payment of $176,892 for the 1989-93 award period, paid 50% in the form of Company stock as described above. For each of the executive officers named in the Summary Compensation Table (including Mr. Farrington), award payouts under the Plan for this period reflected earnings per share growth that exceeded the low performance goal set by the Committee in 1988. Payouts were computed at 70.1% of the amount that would have been paid had the high performance goal been attained.

    Mr. Farrington received a stock option grant entitling him to purchase 15,640 shares of Hannaford stock at an option price equal to the fair market value of the stock on the date of grant. The size of the option grant was set at 95% of the midpoint of Mr. Farrington's salary range. This has been the Company's established target for several years.

    At the initiative of the CEO, a comprehensive review of the Company's senior management compensation philosophy and mix was conducted during 1993. As a result of this review, the Committee approved a change in the CEO's total compensation mix for 1994 that would shift a portion of the total from annual compensation (by reducing his annual incentive award opportunity) to long-term compensation (by increasing his stock option grant guidelines). The result will be to increase the portion of total compensation dependent on increases in shareholder value.

CONCLUSION

    The Human Resources Committee believes that it is essential to attract and retain qualified executives to manage the Company's business. The Committee further believes that the caliber and motivation of its associates and the quality of their leadership are two of the most important factors affecting the Company's long-term performance. In order to advance the long-term interests of shareholders, the Human Resources Committee strives to adopt compensation programs that will (a) provide executives with direct and substantial incentives to achieve long-term business objectives, and (b) tie the executives' interests to the risks and rewards of owning Company stock. The Committee believes that the Company's compensation programs during 1993 have met the objectives identified above.

Respectfully submitted,


William A. Andres, Chairman
Dr. Walter J. Salmon
Robert D. Bolinder

                                 MARKET PRICE PERFORMANCE
                               OF THE COMPANY'S COMMON STOCK

    The following graph provides information on the five year cumulative total return on Hannaford Bros. Co. Common Stock as compared to the S&P 500 Index and an index consisting of retail food and grocery companies having shares listed on a national securities exchange. Amounts reflected in each case are measured from January 1, 1988 and assume reinvestment of all dividends paid.


                          1988      1989     1990     1991     1992     1993
Hannaford Bros. Co.        100       149      165      211      209      205
S&P 500                    100       132      128      166      179      197
Retail Food/Grocery        100       133      141      155      188      189


Assumes $100 invested on January 1, 1988 in Hannaford Bros. Co. Common Stock, the S&P 500 Index and the retail food and grocery index, with reinvestment of all dividends.

The retail food and grocery index includes the following companies:

   Albertson's, Inc.                      Ruddick Corporation
   American Stores Co.                    Riser Foods, Inc. (Class A)
   Foodarama Supermarkets, Inc.           Smith's Food and Drug Centers, Inc.
   Great Atlantic & Pacific Tea Co.       Stop and Shop Companies, Inc.
   Giant Food, Inc.                       Safeway, Inc.
   Hannaford Bros. Co.                    Uni Marts, Inc. (Class A)
   Kroger Company                         Vons Companies, Inc.
   Motts Holdings, Inc.                   Winn Dixie Stores, Inc.
   Penn Traffic Company                   Weis Markets, Inc.

For purposes of computing this index, the returns of each company have been weighted according to the companies' respective stock market capitalizations.

                                  OTHER MATTERS RELATING TO
                            THE COMPANY'S DIRECTORS AND OFFICERS

REPORTS OF DIRECTORS, OFFICERS AND CERTAIN SHAREHOLDERS

    Under Section 16(a) of the Securities Exchange Act of 1934, certain persons associated with the Company (directors, executive officers and beneficial owners of more than 10% of the outstanding Common Stock) are required to file with the Securities and Exchange Commission and the New York Stock Exchange various reports disclosing their ownership of Company securities and changes in such ownership. To the Company's knowledge, all requisite reports except one were filed in a timely manner. The Company is aware of one officer who had inadvertently failed to timely report the sale of 3,364 shares of Common Stock. A corrective filing was made on Form 5.

AGREEMENT WITH SOBEY PARTIES

    Since September 16, 1981, the Company and the Sobey Parties have been parties to an agreement (the "Standstill Agreement"), which has been amended and extended from time to time. On February 4, 1988, the Company and the Sobey Parties further extended the term of such agreement and amended various terms thereof.

    Under the Standstill Agreement as amended and extended, the Sobey Parties have agreed not to increase their percentage ownership of the Company's voting stock above the current level of approximately 25.6% of the outstanding shares, except in certain circumstances specified by the Standstill Agreement. The Sobey Parties have also agreed that they will not purchase any shares of the Company's voting stock except as contemplated by the Standstill Agreement, engage in a proxy contest relating to election of the Company's directors or certain other matters or enter into a voting trust agreement for the purpose of acquiring control of the Company. In addition, the Sobey Parties are restricted in their right to sell shares of the Company's voting stock owned by them.

    Under the Standstill Agreement, the Sobey Parties have certain rights to purchase securities from the Company to maintain their percentage ownership of the Company's voting stock and to maintain specified percentage ownership margins between their percentage ownership and that of the next largest shareholder. The specified margin is 13.5% (an arbitrary ownership margin negotiated by the parties at the time of the original Standstill Agreement), except that the margin is reduced to 5% in the case of certain shareholders that enter into separate standstill agreements with the Company. In the event that the Standstill Agreement permits the Sobey Parties to increase their percentage ownership in excess of approximately 25.6%, the Sobey Parties are required to place such excess shares in a voting trust pursuant to which the shares will be voted in proportion to the votes of small shareholders (generally, the holders of 5% or less of the Company's voting stock who are not affiliated with management of the Company). In cases where the Sobey Parties are entitled to purchase more than $5 million of shares from the Company, the Sobey Parties have certain rights to defer the purchase of their shares over specified periods of time ranging from 90 days to three years.
The Company has agreed to use its best efforts to cause two nominees of the Sobey Parties to be elected as Directors of the Company. Presently, David F. Sobey and James W. Gogan serve as the Sobey Parties' designees on the Board.

The Company has also agreed to certain restrictions on its ability to issue voting stock in connection with business acquisitions or otherwise to place large blocks of voting stock in the hands of a single person or group. In general, the Company has agreed not to sell voting stock to any person or group that owns, or would thereby own, more than 10% of the outstanding voting stock, except with the Sobey Parties' prior consent. In the case of business acquisitions, such limit is increased to 15%, provided that the Company obtains standstill agreements with such person or group and its controlling person, if any. The Sobey Parties also have a right to prevent the Company from entering into business acquisitions involving the issuance of as many shares of the Company's voting stock as the Sobey Parties then own. Such right is conditional on the Sobey Parties' delivery, at that time, of an offer to sell all of their shares to the Company at specified market prices (generally, the same prices being paid by third parties for the Company's stock).

    The Standstill Agreement will expire December 31, 1994, unless further extended. The Agreement provides that its term will be automatically renewed for successive one-year periods (but not beyond December 31, 1997) unless by July 31 of a given year either the Company or any of the Sobey Parties gives written notice of an intention not to further extend the term of the Agreement. The Sobey Parties have certain rights to terminate the Standstill Agreement, including the right to terminate in the event of certain tender offers by third parties or the accumulation of 25% or more of the outstanding voting shares of the Company by a third party.

OTHER

    Peter B. Webster, Clerk and Assistant Secretary of the Company, and Gregory S. Fryer, Assistant Secretary of the Company, are partners in the law firm of Verrill & Dana, outside general counsel to the Company.


                               RATIFICATION OF APPOINTMENT OF
                               INDEPENDENT PUBLIC ACCOUNTANTS

    Coopers & Lybrand were auditors for the fiscal year ended January 1, 1994, and subject to ratification by shareholders, have been appointed to serve as auditors for the fiscal year ending December 31, 1994.

    Representatives of Coopers & Lybrand are expected to attend the Meeting and to respond to appropriate questions from shareholders. The representatives will have the opportunity to make a statement if they so desire.

                            SHAREHOLDER PROPOSALS OR NOMINATIONS

    To be eligible for inclusion in the proxy materials for the 1995 Annual Meeting, a shareholder proposal for action to be taken at such Meeting must be in proper written form addressed to the attention of the Chairman of the Board and received at the Company's principal executive offices before December 1, 1994.

    The Company's bylaws provide that any shareholder wishing to propose one or more candidates for election as a Director at the Annual Meeting of Shareholders in a given year shall, not earlier than January 1 nor later than February 28 of that year, provide written notice of such intended nomination to the Secretary of the Company. Such notice shall identify each proposed nominee and shall set forth the same information regarding the shareholder and each nominee as would be required to be set forth in a proxy statement under the proxy rules of the Securities and Exchange Commission. Upon receipt of such notice, the Secretary shall forward a copy thereof to the Human Resources Committee, which may consider whether to endorse the proposed candidate(s). A shareholder who has satisfied these notice requirements shall thereafter be entitled at the next Annual Meeting of Shareholders to place in nomination any nominee so described, regardless of whether the Committee or the Board of Directors has chosen to endorse the proposed candidate. This procedure for nominations by shareholders is not intended to relieve any person from obligations imposed under the proxy rules of the Securities and Exchange Commission, or to obligate the Company to include in its proxy statement a description of an intended Director nomination by a shareholder.


                                    GENERAL

    A copy of the Company's Annual Report for the fiscal year ended January 1, 1994, including financial statements, is enclosed herewith. It is not to be regarded as proxy soliciting material. The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means of communication, by employees of the Company, none of whom will receive additional compensation for such services or be specially hired for such purposes. The Company will reimburse brokers and other custodians, nominees and fiduciaries for out-of-pocket expenses reasonably incurred for sending proxy materials to principals and obtaining their proxies. The Company's transfer agent, Continental Stock Transfer & Trust Company, will assist in the distribution of proxy material to nominee accounts and will obtain their proxies. It is estimated that the fees and out-of-pocket expenses of such firm, payable by the Company in connection with the solicitation, will be approximately $1,000.

    The Board of Directors is not aware of any matters to be brought before the Meeting other than those set forth in this Proxy Statement. If any further business is properly presented at the Meeting, the persons named in the proxies will vote all shares represented according to their best judgment.

                                       By order of the Board of Directors


                                         s/Peter B. Webster

                                                                   Clerk